SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2006

LITHIUM TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10446	13-3411148
(State or Other Jurisdiction of Incorporation or Organization )	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 940-6090

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On October 7, 2005, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP pursuant to which we issued a secured convertible debenture in the principal amount of $3,000,000 (the “Secured Debenture”). On October 7, 2005, we issued to Cornell Capital five-year warrants to purchase 20,000,000 shares of common stock at the following exercise prices: 10,000,000 at $0.06 per share, 5,000,000 at $0.07 per share and 5,000,000 at $0.10 per share (the “Warrants”).

As previously reported, on January 31, 2006, we entered into an amendment of the Secured Debenture (the “First Amendment”) which provided that all payments of principal and accrued interest on the Secured Debenture otherwise due on or before March 15, 2006 were due on March 15, 2006. The First Amendment also provided that in the event we close on any debt or equity financing, we must use fifty percent of the proceeds of the new financing (net of placement fees and commissions) to repay principal and interest outstanding under the Secured Debenture. The First Amendment further provided that in the event we did not repay all outstanding principal and accrued interest on the Debenture on March 15, 2006, (i) we must repay $900,000 of principal and accrued interest on March 15, 2006 and repay the balance of the outstanding principal and interest on the Debenture over seven equal payments commencing April 1, 2006 until October 1, 2006, and (ii) the exercise price of the 20,000,000 Warrants would be reduced to $0.0128 on a pro-rata basis in relation to the amount of principal of the Debenture not repaid by us as of March 15, 2006. The First Amendment also provided that at any time prior to March 15, 2006 we could at our option with three business days advance written notice redeem a portion or all amounts outstanding under the Secured Debenture in an amount equal to the principal amount outstanding and accrued interest being redeemed. No redemption premium was due by us for a redemption of the Secured Debenture prior to March 15, 2006. The Debenture was not convertible from January 31, 2006 through March 15, 2006 provided we were current on our payment obligations under the Debenture. As of March 15, 2006, $3,000,000 in principal plus accrued interest was outstanding on the Secured Debenture.

On March 21, 2006, we entered into a second amendment with Cornell Capital (the “Second Amendment”) whereby we amended the following provisions of the Secured Debenture. All payments of principal and accrued interest on the Secured Debenture otherwise due on or before March 15, 2006 are due on June 15, 2006. In the event we close on any debt or equity financing we must use fifty percent (50%) of the proceeds of the new financing (net of placement fees and commissions) to repay principal and interest outstanding under the Secured Debenture. In the event we do not repay all outstanding principal and accrued interest on the Debenture on June 15, 2006, we must repay $1,800,000 of principal and accrued interest on June 15, 2006 and repay the balance of the outstanding principal and interest on the Secured Debenture over four equal monthly payments commencing July 1, 2006 until October 1, 2006.

The Secured Debentures are convertible from March 21, 2006 with four business days advance written notice (the “Advance Conversion Notice”). After June 15, 2006, the Secured Debentures are convertible without delivery of an Advance Conversion Notice. The conversion price of the Secured Debenture is reduced from $0.06 to $0.03

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per share provided, however, if there is an Event of Default under the Debenture the Conversion Price will be reduced to $0.0128. At any time from March 21, 2006, including after receipt of an Advance Conversion Notice and before the expiration of the four business day advance notice period, we may, at our option, redeem a portion or all amounts outstanding under the Secured Debenture in an amount equal to the principal amount outstanding and accrued interest being redeemed and a payment of a premium by us equal to fifteen percent (15%) of the redemption amount subject to two (2) business days’ advanced written notice for any redemption on or before June 15, 2006 and subject to three (3) business days’ advanced written notice for any redemption after June 15, 2006.

In the Second Amendment, we amended the Warrants as follows. The Warrants will be exercisable to purchase an additional 20,000,000 shares of common stock for a total of 40,000,000 shares. The exercise price of the 40,000,000 Warrant Shares is $0.03 per share, provided, however that in the event we do not repay all outstanding principal and accrued interest on the Debenture on June 15, 2006, then on June 15, 2006 the exercise price of the Warrants will be reduced to $0.0128 on a pro-rata basis in relation to the amount of principal of the Debenture not repaid by us as of June 15, 2006. (By way of example, if $1,500,000 in principal of the Debenture has not been repaid by us by June 15, 2006, the exercise price of 50% of the Warrants shall be reduced to $0.0128 per share and the exercise price of the remaining 50% of the Warrants shall remain at $0.03 per share.)

In the Second Amendment we amended the provision that was contained in the Registration Rights Agreement, as amended, entered into in connection with the Secured Debenture. We must file an amendment to the registration statement covering the shares of our common stock issuable upon conversion of the Secured Debenture and Warrants with the Securities and Exchange Commission by April 20, 2006.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation.

See Item 1.01 above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 21, 2006

LITHIUM TECHNOLOGY CORPORATION (Registrant)

By:	/s/ Andrew J. Manning
Andrew J. Manning President and Chief Operating Officer

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